Exhibit 3.2

Certificate of Amendment

of the Bylaws (as amended) of
Diffusion Pharmaceuticals Inc.

I, Ben L. Shealy, in my capacity as Secretary of Diffusion Pharmaceuticals Inc. (f/k/a RestorGenex Corporation), a Delaware corporation (the “Company”), certify that on January 8, 2016, the Board of Directors of the Company adopted a resolution approving an amendment to the Bylaws of the Company (the “Bylaws”) as provided below, pursuant to Section 12.1 of the Bylaws.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.     Defined Terms. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Bylaws.

2.     Amendments to Bylaws

(a)	The Bylaws shall be amended in their entirety by replacing all references to “RestorGenex Corporation” with the phrase “Diffusion Pharmaceuticals Inc.”

3.     Except as expressly amended hereby, the Bylaws remain in full force and effect.

Dated: January 8, 2016

	By:	/s/ Ben L. Shealy
Name: Ben L. Shealy
Title: Senior Vice President, Finance,
Treasurer and Secretary